EXHIBIT 99.1

CONTACT:	Barry Susson Chief Financial Officer (215) 676-6000		Brendon Frey Senior Vice President (203) 682-8200
OR
OF:	Deb Shops, Inc. 9401 Blue Grass Road Philadelphia, PA 19114		Integrated Corporate Relations 450 Post Road East Westport, CT 06880
DEB SHOPS REPORTS FIRST QUARTER RESULTS
—Reiterates Fiscal 2008 Guidance of $1.55 to $1.60 Per Diluted Share—
ANNOUNCES APPOINTMENT OF VICE PRESIDENT AND CHIEF ACCOUNTING OFFICER
Philadelphia, PA — May 24, 2007 — Deb Shops, Inc. (Nasdaq: DEBS), a leading teen apparel retailer, today reported financial results for the first quarter ended April 30, 2007.
For the first quarter of fiscal 2008, net sales increased 2.9% to $83.8 million compared to $81.5 million in the first quarter a year ago. Gross profit, which is net of buying and occupancy costs, was $23.3 million resulting in a gross margin of 27.8% for the period. This compares to gross profit of $22.9 million and a 28.1% gross margin in the first quarter of fiscal 2007. First quarter net income was $2.6 million compared to $2.7 million in the first quarter of fiscal 2007, while diluted earnings per share was $0.18 compared to $0.19 in last year’s first quarter.
As of April 30, 2007, the Company had $131.6 million in cash and marketable securities, shareholders’ equity of $145.2 million, and no debt.
Marvin Rounick, President and CEO of Deb Shops, stated: “We are satisfied with our start to fiscal 2008. Despite a challenging environment for specialty retailers during the first quarter we were able to deliver results that were in-line with our expectations. Our team has worked hard over the past several months to improve our product offering and provide our customers with a merchandise assortment that better reflects current fashion trends. As we move towards the summer and back-to-school selling seasons we are confident that our recent initiatives have us well positioned to capitalize on future prospects and increase our share of the market.”
During the first quarter of fiscal 2008, Deb Shops opened two new stores, remodeled three existing locations and closed three stores. The Company also added a net of five plus-size departments and, as of April 30, 2007, operated plus-size departments in 186 Deb Shops stores.
Barry Susson, CFO of Deb Shops, added: “We are optimistic that our retail expansion plans and ongoing selective remodeling strategy, which includes increasing our number of plus-size departments, combined with enhancements to our merchandise will result in consistent long-term revenue growth. At the same time, we continue to focus on improving operating efficiencies in order to realize meaningful operating expense leverage going forward. Furthermore, we remain committed to returning value to our shareholders evidenced by our ongoing quarterly dividend payment.”
Based on management’s current outlook, Deb Shops is reiterating its fiscal 2008 guidance of sales in the range of $343 million to $348 million with a corresponding fully diluted earnings range of between $1.55 and $1.60 per share. These amounts are based on a projected low single digit comparable store sales increase and net new store growth of approximately 15 locations.
The Company also announced today that Joan Nolan has been promoted to the position of Vice President and Chief Accounting Officer. Ms. Nolan has been employed by Deb Shops since 1998 as Controller.
Marvin Rounick, President and CEO of Deb Shops, stated: “Ms. Nolan’s promotion is well deserved. She has been a key member of our finance and accounting team since she joined our Company. We look forward to continuing to benefit from her involvement as a member of our senior management team.”
Deb Shops, Inc. is a national specialty retailer of fashionable apparel, shoes and accessories for juniors in both regular and plus sizes. The Company operates 336 specialty apparel stores in 42 states under the DEB and Tops ’N Bottoms names.
The Company has made in this release, and from time to time may otherwise make, “forward-looking statements” (as that term is defined under federal securities laws) concerning the Company’s future operations, performance, profitability, revenues, expenses, earnings and financial condition. This release includes, in particular, forward-looking statements regarding expectations of future performance, store openings and closings and other matters. Such forward-looking statements are subject to various risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors. Such factors may include, but are not limited to, the Company’s ability to improve or maintain sales and margins, respond to changes in fashion, find suitable retail locations and attract and retain key management personnel. Such factors may also include other risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2007. The Company assumes no obligation to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.
(tables to follow)

Income Statement Highlights (Unaudited)

	Three Months Ended
	April 30,
	2007	2006
Net sales	$83,779,449	$81,457,556
Cost of sales, including buying and occupancy costs	60,497,032	58,573,389

Gross profit	23,282,417	22,884,167
Operating expenses:
Selling and administrative	19,334,778	18,255,023
Depreciation and amortization	1,249,812	1,264,148

	20,584,590	19,519,171
Operating income	2,697,827	3,364,996
Other income, principally interest	1,213,562	933,074

Income before income taxes	3,911,389	4,298,070
Income tax provision	1,349,000	1,560,000

Net income	$2,562,389	$2,738,070

Net income per common share
Basic	$0.18	$0.19

Diluted	$0.18	$0.19

Weighted average number of common shares outstanding
Basic	14,330,100	14,323,392

Diluted	14,350,510	14,352,326

EBITDA(1)	$3,947,639	$4,629,144

Balance Sheet Highlights (Unaudited)

	April 30, 2007	April 30, 2006
Cash and cash equivalents	$25,444,065	$27,280,463
Marketable securities	$106,150,000	$91,500,000
Merchandise inventories	$27,176,447	$25,657,734
Total current assets	$164,016,021	$149,301,235
Property, plant and equipment, net	$26,000,981	$23,873,163
Total assets	$202,994,182	$182,667,465
Total current liabilities	$36,650,309	$38,208,140
Long-term liabilities	$21,175,545	$11,768,843
Total liabilities	$57,825,854	$49,976,983
Shareholders’ equity	$145,168,328	$132,690,482

(1) EBITDA Reconciliation (Unaudited)

	Three Months Ended
	April 30,
	2007	2006
Net income	$2,562,389	$2,738,070
Income tax provision	1,349,000	1,560,000
Depreciation expense	1,249,812	1,264,148
Other income, principally interest	(1,213,562)	(933,074)

EBITDA	$3,947,639	$4,629,144

(1)	EBITDA is a financial measure that is not recognized under accounting principles generally accepted in the United States (US GAAP). The Company believes EBITDA provides a meaningful measure of operating performance. As required, the Company has presented the reconciliation of net income, a US GAAP financial measure, to EBITDA.